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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Sportswear Holdings Limited
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   (Last)               (First)                 (Middle)

Craigmuir Chambers, P.O. Box 71
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                                    (Street)

Road Town                          Tortola, British Virgin Islands
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

May 8, 1998
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3. IRS Identification Number of Reporting Person (if an Entity)

(Voluntary)
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4. Issuer Name and Ticker or Trading Symbol

Tommy Hilfiger Corporation (Symbol TOM)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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


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   Ordinary Shares, par                  6,142,186                   I                    Sportswear Holdings Limited, a British
   value $.01 per share                                                                   Virgin Islands corporation, owns 70% of
   ("Ordinary Shares")                                                                    the capital stock of AIHL Investment Group
                                                                                          Limited, a British Virgin Islands
                                                                                          corporation. AIHL Investment Group Limited
                                                                                          owns 97% of the capital stock of
                                                                                          Blackwatch Investments Limited, a British
                                                                                          Virgin Islands corporation.Blackwatch
                                                                                          Investments Limited owns 100% of the
                                                                                          capital stock of Pepe Jeans London
                                                                                          Corporation, a British Virgin Islands
                                                                                          corporation. Pepe Jeans London Corporation
                                                                                          is the record owner of 9,045,930 Ordinary
                                                                                          Shares.
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                    Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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


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====================================================================================================================================

Explanation of Responses:


SPORTSWEAR HOLDINGS LIMITED


By:     /s/ Lawrence S. Stroll                                   5/14/98
   --------------------------------------------          -----------------------
   Name:    Lawrence S. Stroll                                    Date
   Title:   Vice President and Managing Director



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